UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2019

ALLIED ESPORTS ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38226	82-1659427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Avenue, Suite 300

Irvine, California, 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 225-2600

(Registrant’s Telephone Number, Including Area Code)

Black Ridge Acquisition Corp., c/o Black Ridge Oil & Gas, Inc., 110 North 5th Street, Suite 410, Minneapolis, MN 55403

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AESE	The NASDAQ Stock Market LLC
Warrants	AESEW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement.

As disclosed under the sections entitled “The Merger Proposal” and “The Agreement” beginning at pages 56 and 77, respectively, of the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2019 by Black Ridge Acquisition Corp. (“Black Ridge”), now known as Allied Esports Entertainment, Inc. (the “Company”), and as updated pursuant to the supplement to the Proxy Statement filed with the Commission on August 6, 2019 (the “Proxy Supplement”), Black Ridge entered into an Agreement and Plan of Reorganization, dated as of December 19, 2018 (the “Agreement”), with Black Ridge Merger Sub Corp. (“Merger Sub”), Allied Esports Media, Inc. (f/k/a Allied Esports Entertainment, Inc.) (“AEM”), Noble Link Global Limited (“Noble”), Ourgame International Holdings Ltd. (“Ourgame”), and Primo Vital Ltd. (“Primo”). Pursuant to the Agreement, on the closing date, Noble would merge with and into AEM (the “Redomestication Merger”) with AEM being the surviving entity of the Redomestication Merger, and immediately after the Redomestication Merger, Merger Sub would merge with and into AEM (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”), with AEM being the surviving entity of the Transaction Merger and becoming a wholly-owned subsidiary of the Company.

On August 5, 2019, the Company entered into an amendment to the Agreement (the “Amendment”). The Amendment reduced the closing condition originally contained in the Agreement requiring Black Ridge to have minimum cash on hand following the proper exercise of conversion rights by the holders of public shares from at least $80,000,000 to $22,000,000 (the “Cash Closing Condition”). The Agreement also originally provided for the Company to repay $35,000,000 of indebtedness of the entities which collectively comprise Allied Esports (“Allied Esports” or “AEII”) and the World Poker Tour® (hereinafter collectively referred to as “WPT”) owed to Ourgame in cash at the closing of the transactions. Pursuant to the Amendment, the parties agreed that instead of paying the full $35,000,000 in cash at the closing, the Company would (i) assume $10,000,000 of the debt obligations of Ourgame and Noble (including an additional $1,200,000 of accrued interest) and (ii) repay Ourgame the remaining balance of $23,800,000 by (a) paying $3,500,000 in cash to Ourgame and its designees, (b) issuing to Ourgame and its designees 2,928,679 shares of the Company’s common stock, and (c) Ourgame retaining $1,000,000 of the proceeds of such loans to pay its transaction expenses incurred in the Mergers (as defined below). Black Ridge Oil & Gas, Inc., the Company’s sponsor (the “Sponsor”) also agreed to transfer an aggregate of 600,000 shares of the Company’s common stock held by it to Ourgame.

Additionally, on August 5, 2019, the Company entered into an amendment and acknowledgement agreement (the “Acknowledgement Agreement”) pursuant to which Allied Esports and WPT amended the terms of a bridge financing, pursuant to which a series of convertible promissory notes (the “Notes”) were previously issued, whereby bridge holders provided $14 million to be used for the operations of Allied Esports and WPT. Pursuant to the Acknowledgement Agreement, the bridge holders have agreed to defer repayment of the Notes to one year and two weeks following the closing of the Mergers (the “Closing,” and the maturity date of the Notes, the “Maturity Date”). In consideration of agreeing to the deferred repayment, the bridge holders will be paid an additional six months of interest (i.e., a total of 18 months interest) to the extent any bridge holder elects not to convert their Note to equity. The Company agreed to assume the debt under the Notes as part of the Mergers, and agreed that the debt will be secured by all the assets of the Company following the Closing. The Sponsor also agreed that following the Closing, it would not make any further transfer of its initial shares, subject to certain exceptions, until the debt is repaid. The Notes are convertible at any time by a holder between the Closing and the Maturity Date, into shares that are freely tradable without restriction, at the lesser of $8.50 per share or the price at which shares are issued to Ourgame or its affiliates in connection with the Mergers.

On August 9, 2019, Black Ridge held a special meeting of stockholders (the “Special Meeting”), at which the Black Ridge stockholders considered and adopted, among other matters, a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Mergers.

Pursuant to the terms and subject to the conditions set forth in the Agreement, as amended by the Amendment (collectively, the “Merger Agreement”), following the Special Meeting, on August 9, 2019 (the “Closing Date”), Noble merged with and into AEM with AEM being the surviving entity of the Redomestication Merger, and immediately after the Redomestication Merger, Merger Sub merged with and into AEM, with AEM being the surviving entity of the Transaction Merger and becoming a wholly-owned subsidiary of the Company. As part of the Closing, Ourgame agreed to reduce the Cash Closing Condition to $20.8 million. As a result of the Mergers, the Company is now the owner of Allied Esports and WPT. Allied Esports is a premier esports entertainment company with a global network of dedicated esports properties and content production facilities. WPT is the creator of the World Poker Tour – the premier name in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile.

2

Item 2.01 of this Current Report on Form 8-K (the “Report”) discusses the consummation of the Mergers and various other transactions and events contemplated by the Merger Agreement (collectively, the “Transactions”) and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As described above, on August 9, 2019, Black Ridge held the Special Meeting, at which the Black Ridge stockholders considered and adopted, among other matters, a proposal to approve the Merger Agreement and the Transactions contemplated thereby. On the same date, the parties consummated the Mergers.

Holders of 12,261,851 shares of Black Ridge common stock sold in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of approximately $10.29 per share, or an aggregate of approximately $126.2 million. 9,246,727 of such shares were redeemed in advance of Black Ridge’s special meeting held on July 9, 2019, and the remaining 3,015,124 were converted in advance of the Special Meeting.

As a result of the Mergers, among other things, pursuant to the Merger Agreement, the Company issued to the former owners of Allied Esports and WPT (i) an aggregate of 11,602,754 shares of common stock and (ii) five-year warrants to purchase an aggregate of 3,800,003 shares of common stock at a price per share of $11.50. Additionally, the former owners of Allied Esports and WPT will be entitled to receive their pro rata portion of an aggregate of an additional 3,846,153 shares of common stock if the last sales price of the Company’s common stock reported on the Nasdaq Capital Market equals or exceeds $13.00 per share (as adjusted for stock splits, dividends, and the like) for 30 consecutive trading days at any time during the five-year period after the consummation of the Mergers.

Pursuant to the terms of the Amendment, at the Closing, the Company also issued the following shares of its common stock: (i) 744,422 shares to management of WPT in satisfaction of profit participation agreements; (ii) 144,158 shares for prior bonus amounts owed to Adam Pliska, the President of the Company post-Closing and the CEO of WPT; (iii) 197,268 shares to finders (one of whom is Adam Pliska, who received 98,634 of such shares), and (iv) 1,842,831 shares to Primo Vital Limited in cancellation of $12,144,260 of debt owed by Allied Esports and WPT.

In July and August 2019, the Company entered into subscription agreements with several third parties (the “Subscribers”) pursuant to which the Subscribers agreed to purchase an aggregate of $18,000,000 of shares of the Company’s common stock in open market or privately negotiated transactions. Subscribers that were unable to purchase their full amount of shares of common stock in open market or privately negotiated transactions purchased 478,932 shares of common stock from the Company at Closing for $10.30 per share. One of the agreements also contains certain restrictions on the use of cash from the purchase following the closing of the Mergers. At the Closing, the Company issued to the Subscribers 262,136 shares of common stock pursuant to the agreements with the Subscribers representing 1.5 shares of common stock for every 10 shares purchased by them under the purchase agreements. Additionally, Black Ridge Oil & Gas, Inc., the Company’s sponsor from its initial public offering (the “Sponsor”), transferred an aggregate of 720,000 shares held by it to the Subscribers.

After giving effect to the Transactions, there are currently 23,088,700 shares of the Company’s common stock issued and outstanding. Upon the Closing, the Company’s common stock and warrants commenced trading on the Nasdaq Capital Market under the symbols “AESE” and “AESEW,” subject to ongoing review of the Company’s satisfaction of all listing criteria post-business combination.

3

As noted above, the aggregate conversion price of $126.2 million was paid to holders of public shares electing conversion from the Company’s trust account, and the remaining balance immediately prior to the Closing of approximately $15.9 million remained in the trust account. Of the remaining amount in the trust account, (i) approximately $2.3 million was used to pay transaction expenses and (ii) the balance of approximately $13.6 million was released to the Company to be used for working capital purposes.

Of the shares of the Company’s common stock and warrants issued as consideration for the Mergers, an aggregate of 1,160,275 shares of common stock and warrants to purchase an aggregate of 380,000 shares of common stock (“Escrow Securities”) were placed in escrow pursuant to an escrow agreement (“Indemnity Escrow Agreement”) entered into by the Company, Continental Stock Transfer & Trust Company, as escrow agent, and a representative of the former owners of Allied Esports and WPT. The Escrow Securities provide a fund of payment to the Company with respect to its post-closing rights to indemnification under the Merger Agreement for breaches of representations and warranties and covenants by the other parties to the agreement. Claims for indemnification will be reimbursable to the full extent of the damages in excess of a $500,000 deductible (but in no event in excess of the securities held in escrow). The Escrow Securities shall be released from escrow, subject to reduction for shares cancelled for claims ultimately resolved and those still pending resolution at the time of the release, on August 9, 2020 (the one-year anniversary of the Closing).

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as the Company was immediately before the Mergers, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Mergers, unless otherwise specifically indicated or the context otherwise requires.

Business

The business of the Company is described in the Proxy Statement in the section entitled “Business of Allied Esports and WPT” beginning on page 134 and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 28 and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Section 9.01 of this Report concerning the financial information of the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF ALLIED ESPORTS AND WPT

The following discussion and analysis of AEII/WPT’s financial condition and results of operations should be read in conjunction with AEII/WPT’s combined financial statements and related notes included herein. In addition to historical combined financial information, the following discussion contains forward-looking statements that reflect AEII/WPT’s plans, estimates, or beliefs. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Current Report on Form 8-K and in the Proxy Statement, particularly in “Risk Factors.” AEII/WPT and BRAC assume no obligation to update any of these forward-looking statements.

Results of Operations

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

				Percentage of revenue
	Six Months ended June 30,		Increase	Six Months ended June 30,
(in thousands except percentage of revenue data)	2019	2018	(Decrease)	2019	2018
Revenues:
Multiplatform content	$2,509	$1,172	$1,337	18.5%	12.1%
Interactive	4,764	4,681	83	35.1%	48.2%
In-person experiences	6,300	3,866	2,434	46.4%	39.8%
Total revenues	13,573	9,719	3,854	100.0%	100.0%
Costs and expenses:
Multiplatform (exclusive of depreciation and amortization)	2,121	1,054	1,067	15.6%	10.8%
Interactive (exclusive of depreciation and amortization)	1,406	1,290	116	10.4%	13.3%
In-person (exclusive of depreciation and amortization)	1,491	2,778	(1,287)	11.0%	28.6%
Online operating expenses	530	1,771	(1,241)	3.9%	18.2%
Selling and marketing expenses	1,939	2,841	(902)	14.3%	29.2%
General and administrative expenses	8,666	8,494	172	63.8%	87.4%
Depreciation and amortization	3,418	3,336	82	25.2%	34.3%
Impairment of investment in ESA	600	4,338	(3,738)	4.4%	44.6%
Loss from operations	(6,598)	(16,183)	9,585	-48.6%	-166.5%
Loss on equity method investment	–	–	–	0.0%	0.0%
Interest expense, net	(67)	(1,313)	1,246	-0.5%	-13.5%
Other income	–	(116)	116	0.0%	-1.2%
Net loss	$(6,665)	$(17,612)	$10,947	-49.1%	-181.2%
Net loss attributed to non-controlling interest	–	2,804	(2,804)	–	28.9%
Net loss attributed to Parent	(6,665)	(14,808)	8,143	-49.1%	-152.4%

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Revenues

Multiplatform content revenues increased by approximately $1.337 million, or 114%, to approximately $2.5 million for the six months ended June 30, 2019 from approximately $1.2 million for the six months ended June 30, 2018. The increase in multiplatform revenues all relate to the WPT business with increases in distribution revenue of approximately $551 thousand and approximately $545 thousand of music revenue. Sponsorship and Advertising revenue also increased by $241 thousand.

Interactive revenues increased by approximately $83 thousand, or 2%, to approximately $4.8 million for the six months ended June 30, 2019 from approximately $4.7 million for the six months ended June 30, 2018. The increase in interactive revenues all relates to the WPT business and pertains to an increase in product licensing revenue of approximately $83 thousand. Other revenue increased approximately $22 thousand. WPT managed social gaming in-house in 2018, but has licensed out the product resulting in a $417 thousand decrease in the 2019 period as compared to the 2018 period. This is offset by an increase in 3rd party virtual products revenue of approximately $432 thousand. Subscription revenue decreased by $37 thousand.

In-person experiences revenues increased by approximately $2.4 million, or 63%, to approximately $6.3 million for the six months ended June 30, 2019 from approximately $3.9 million for the six months ended June 30, 2018. The increase in in-person revenues is driven by AEII, particularly revenue generated from AEII’s flagship Esports Arena Las Vegas, which opened its doors in March of 2018. AEI’s revenues as a group increased by approximately $1.9 million for the six months ended June 30, 2019 compared to the same period in 2018. This was largely a result of increase in revenues at AEII’s flagship Esports Arena Las Vegas and gaming truck events. WPT casino revenue increased approximately $545 thousand for the six months ended June 30, 2019 compared to the same period in 2018.

Costs and expenses

Multiplatform costs (exclusive of depreciation and amortization) increased by approximately $1.1 million, or 101%, to approximately $2.1 million for the six months ended June 30, 2019 from approximately $1.1 million for the six months ended June 30, 2018. The increase in multiplatform costs was due to an increase of $872 thousand in production cost, an increase of $196 thousand in commissions.

Interactive costs (exclusive of depreciation and amortization) increased by approximately $116 thousand, or 9%, to approximately $1.4 million for the six months ended June 30, 2019 from approximately $1.3 million for the six months ended June 30, 2018. The increase in interactive costs relates to increase in revenue share cost of $158 thousand in 2019 as compared to 2018. There was also an increase in platform fees of $59 thousand. There was an increase of $28 thousand in prize pool over the same period in 2018. This is offset by the lower processing fees of $97 thousand, fewer chargebacks of $25 thousand and reduced other costs of $7 thousand.

In-person costs (exclusive of depreciation and amortization) decreased by approximately $1.3 million, or 46%, to approximately $1.5 million for the six months ended June 30, 2019 from approximately $2.8 million for the six months ended June 30, 2018. The decrease in in-person costs was due to the reduction in expenses related to the Esports Arenas Santa Ana and Oakland which are not consolidated in the six months ended June 30, 2019 due to the reduction in ownership. Therefore, no costs were included in these arenas for the six months ended June 30, 2019.

Online operating expenses decreased by approximately $1.2 million, or 70%, to approximately $0.5 million for the six months ended June 30, 2019 from approximately $1.8 million for the six months ended June 30, 2018.

WPT had a decrease in online expenses of approximately $891 thousand due to a decrease in development and hosting for the WPT platform.

6

Selling and marketing expenses decreased by approximately $0.9 million, or 32%, to approximately $1.9 million for the six months ended June 30, 2019 from approximately $2.8 million for the six months ended June 30, 2018. The decrease in selling and marketing expenses is partially related to a decrease in AEI’s advertising and promotion expense of approximately $524 thousand primarily pertaining to the grand opening of AEI’s flagship arena in Las Vegas in early 2018, WPT had additional decreases in advertising costs of approximately $89 thousand for the ClubWPT and PlayWPT products, $94 thousand decrease in agency and other promotional activities, and $210 thousand decrease in the costs incurred at events.

General and administrative expenses increased by approximately $0.2 million, or 2%, to approximately $8.7 million for the six months ended June 30, 2019 from approximately $8.5 million for the six months ended June 30, 2018. The increase in general and administrative expenses related primarily to the WPT business increase in general and administrative costs of approximately $1.7 million largely due to a credit of $0.8 million in 2018 resulting from a change in incentive structures. WPT also incurred $518 thousand in audit and legal costs in preparation for the transaction. WPT also incurred $264 thousand of additional rent relating to the new lease. AEII’s general and administrative expenses decreased by $1.5 million due to a reduction in overall general corporate expenses that were related to grand opening of the flagship arena in Las Vegas as well as the exclusion of Esports Arenas Santa Ana and Oakland expenses due to deconsolidation in the six months ended June 30, 2019.

Depreciation and amortization increased by approximately $0.1 million, or 2%, to approximately $3.4 million for the six months ended June 30, 2019 from approximately $3.3 million for the six months ended June 30, 2018. The increase in depreciation and amortization relates to increased depreciation for AEII’s flagship Esports Arena Las Vegas which was put into service in March of 2018 as well as the U. S. mobile arena truck which was purchased in January of 2018. The Company started depreciating the assets related to AEII’s flagship Esports Arena Las Vegas in the second quarter of 2018. WPT depreciation and amortization decreased by $433 thousand for the six months ended June 30, 2019 compared to the same period in 2018 mostly due to assets becoming fully depreciated and amortized, and assets that were previously fully depreciated being written off.

Impairment of investment in ESA was approximately $0.6 million for the six months ended June 30, 2019 and $4.3 million for the six months ended June 30, 2018. The losses were the result of the derecognition and disposal of the assets, liabilities and equity of an investment made in 2018 by AEII for which AEII conveyed a portion of its membership interests to the former non-controlling interest members in order to reduce its ongoing contribution requirements, thus reducing its membership interest to 25 percent.

Interest expense

Interest expense, was approximately $0.1 million and approximately $1.3 million for the six months ended June 30, 2019 and 2018, respectively. The 2019 interest relates to $4.0 million of convertible debt incurred in April of 2019. All of the interest in the 2018 period was related to loans to AEII from its parent company and/or affiliates to fund operating and capital costs. The loans from its parent were converted to equity in November 2018.

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Year Ended December 31, 2018 Compared to Years Ended December 31, 2017

				Percentage of revenue
	Years ended December 31,		Increase	Year ended December 31,
In thousands except percentage of revenue data	2018	2017	(Decrease)	2018	2017
Revenues:
Multiplatform content	$2,997	$1,441	$1,556	14.5%	10.5%
Interactive	9,175	7,792	1,383	44.5%	57.0%
In-person experiences	8,431	4,440	3,991	40.9%	32.5%
Total revenues	20,603	13,673	6,930	100.0%	100.0%
Costs and expenses:
Multiplatform (exclusive of depreciation and amortization)	2,297	7,880	(5,583)	11.1%	57.6%
Interactive (exclusive of depreciation and amortization)	2,474	2,689	(215)	12.0%	19.7%
In-person (exclusive of depreciation and amortization)	2,554	969	1,585	12.4%	7.1%
Online operating expenses	2,245	1,744	501	10.9%	12.8%
Selling and marketing expenses	4,023	3,384	639	19.5%	24.7%
General and administrative expenses	18,442	10,341	8,101	89.5%	75.6%
Depreciation and amortization	6,711	4,207	2,504	32.6%	30.8%
Impairment of investment in ESA	9,683	–	9,683	47.0%	0.0%
Impairment of deferred production costs and intangible assets	1,005	–	1,005	4.9%	0.0%
Loss from operations	(28,831)	(17,541)	(11,290)	-139.9%	-128.3%
Interest expense, net	(2,117)	(540)	(1,577)	-10.3%	-3.9%
Other income	(72)	(6)	(66)	-0.3%	0.0%
Net loss	(31,020)	(18,087)	(12,933)	-150.6%	-132.3%
Net loss attributed to non-controlling interest	404	–	404	2.0%	0.0%
Net loss attributed to Parent	$(30,616)	$(18,087)	$(12,529)	-148.6%	-132.3%

Revenues

Multiplatform content revenues increased by approximately $1.6 million, or 108%, to approximately $3.0 million for the year ended December 31, 2018 from approximately $1.4 million for the year ended December 31, 2017. The increase in multiplatform revenues all relates to the WPT business with increases in distribution revenue of approximately $0.7 million, sponsorship revenue of approximately $0.2 million, television sponsorship revenue of approximately $0.5 million and approximately $0.2 million of music revenue.

Interactive revenues increased by approximately $1.4 million, or 18%, to approximately $9.2 million for the year ended December 31, 2018 from approximately $7.8 million for the year ended December 31, 2017. The increase in interactive revenues all relates to the WPT business and pertains to an increase in licensing revenue for virtual products.

8

In-person experience revenues increased by approximately $4.0 million, or 90%, to approximately $8.4 million for the year ended December 31, 2018 from approximately $4.4 million for the year ended December 31, 2017. The increase in in-person revenues is driven by revenue from AEII, particularly revenue generated from AEII’s flagship Esports Arena Las Vegas, which opened its doors in March of 2018. AEII’s revenues increased approximately $4.2 million when comparing the year ended December 31, 2018 compared to the same period in 2017, of which approximately $2.8 million was generated by Esports Arena Las Vegas, approximately $0.9 million was from the two Esports affiliates in Santa Ana and Oakland prior to their deconsolidation on August 1, 2018, approximately $0.4 million was generated by the U. S. mobile arena truck purchased in January of 2018 and approximately $0.4 million from increased revenues for the European mobile arena truck.

Costs and expenses

Multiplatform costs (exclusive of depreciation and amortization) decreased by approximately $5.6 million, or 71%, to approximately $2.3 million for the year ended December 31, 2018 from approximately $7.9 million for the year ended December 31, 2017. The decrease in multiplatform costs was due to the write-off in 2017 of approximately $3.7 million of production costs as deferred production costs were in excess of forecast revenues.

Interactive costs (exclusive of depreciation and amortization) decreased by approximately $0.2 million, or 8%, to approximately $2.5 million for the year ended December 31, 2018 from approximately $2.7 million for the year ended December 31, 2017. The decrease in interactive costs largely relates to lower processing fees in 2018 as compared to 2017 due to the mix of vendors.

In-person costs (exclusive of depreciation and amortization) increased by approximately $1.6 million, or 164%, to approximately $2.5 million for the year ended December 31, 2018 from approximately $1.0 million in for the year ended December 31, 2017. The increase in in-person costs relates to increased activity due to the opening of the Las Vegas flagship arena in March of 2018.

Online operating expenses increased by approximately $0.5 million, or 29%, to approximately $2.2 million for the year ended December 31, 2018 from approximately $1.7 for the year ended December 31, 2017. The increase in online expenses related to a increase in hosting fees for the WPT platform.

Selling and marketing expenses increased by approximately $0.6 million, or 19%, to approximately $4.0 million for the year ended December 31, 2018 from approximately $3.4 million for the year ended December 31, 2017. The increase in selling and marketing expenses related to an increase in AEII’s advertising and promotion expense of approximately $1.0 million primarily pertaining to the grand opening of AEII’s flagship arena in Las Vegas, offset in part by a decrease in advertising costs of approximately $0.2 million for the ClubWPT and PlayWPT products.

General and administrative expenses increased by approximately $8.1 million, or 78%, to approximately $18.4 million for the year ended December 31, 2018 from approximately $10.3 million for the year ended December 31, 2017. The increase in general and administrative expenses related primarily to increased general and administrative cost of approximately $9.8 million at AEII as it accelerated its activities with the opening of the Esports Arena Las Vegas and the U. S. mobile arena truck, and was comprised primarily of payroll and related costs, travel and professional services. Offsetting the increase at AEII, the WPT business had decreased general and administrative costs of approximately $1.7 million largely due to a $1.2 million decrease in stock-based payments as a change in incentive structures and $0.4 million in decreased legal costs and other associated costs due to a 2017 restructuring of WPT.

Depreciation and amortization increased by approximately $2.5 million, or 60%, to approximately $6.7 million for the year ended December 31, 2018 from approximately $4.2 million for the year ended December 31, 2017. The increase in depreciation and amortization relates to increased depreciation for AEII’s flagship arena in Las Vegas which was put into service in March of 2018 as well as the U. S. mobile arena truck which was purchased in January of 2018

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Impairment of investment in ESA was approximately $9.7 million for the year ended December 31, 2018. There was no similar loss on deconsolidation in the 2017 comparative period. The 2018 loss was the result of the impairment, derecognition and disposal of the assets, liabilities and equity of an investment made earlier in 2018 by AEII for which AEII conveyed a portion of its membership interests to the former non-controlling interest members in order to reduce its ongoing contribution requirements, thus reducing its membership interest to 25 percent.

Impairment of deferred production costs and intangible assets was approximately $1.0 million in 2018. Management determined that the projected cash flows from certain deferred production costs and intellectual property would not be sufficient to recover the carrying value of those assets. There was no comparable loss in 2017.

Interest expense, net

Interest expense, net, was approximately $2.1 million and approximately $0.5 million for the year ended December 31, 2018 and 2017, respectively. Of the interest expense, approximately $2.0 million in the 2018 period and all of the interest in the 2017 period was related to loans to AEII from its parent company and/or affiliates to fund operating and capital costs. The increase in interest expense is due to the increases in the note payable to Parent balance as advances continued to be made throughout the last quarter of 2017 and the year ended December 31, 2018. The remaining interest expense in 2018 relates to a $5 million line of credit entered into by AEII in May of 2018 and repaid in October, 2018.

Net loss attributable to non-controlling interest

Net loss attributable to non-controlling interest was approximately $0.4 million for the year ended December 31, 2018. This is due to attributing the non-controlling share of losses to minority shareholders from January through July 31, 2018 while AEII was the majority shareholder in ESA. There were no similar attributions of losses or net income in the 2017 comparative period.

Liquidity and Capital Resources

AEII/WPT’s primary sources of liquidity and capital resources are cash on the balance sheet and borrowings from its parent. As of June 30, 2019, the Company had cash, a working capital deficit and Parent’s net investment of approximately $7.0 million, $33.6 million and $17.4 million, respectively. For the six months ended June 30, 2019 and 2018, the Company incurred net losses of approximately $6.7 million and $17.6 million, respectively, and used cash in operations of $5.0 million and $10.0 million, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these condensed combined financial statements.

On May 15, 2019, Noble issued a series of secured convertible promissory notes (the “Notes”) whereby investors provided Noble with $4 million to be used for the operations of AEII/WPT. The Notes accrue annual interest at 12%; provided that no interest is payable in the event the Notes are converted into Company Common Stock as described below. The Notes are due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) the date on which a demand for payment is made during the time period beginning on the closing date of the Merger and the date that is three (3) months after the closing date of the Merger upon conversion of the Notes into equity as part of the Merger. If the note is paid by AEM or BRAC, the investor will receive one year of interest. As security for purchasing the Notes, the investors received a security interest in Allied Esports’ assets (second to any liens held by the landlord of the Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT, and a guaranty of Ourgame and the Company. The debt is convertible into shares of BRAC common stock at $8.50 per share.

Additionally, on August 5, 2019, the Company entered into an amendment and acknowledgement agreement (the “Acknowledgement Agreement”) pursuant to which Allied Esports and WPT amended the terms of a bridge financing, pursuant to which the Notes and another $10 million series of convertible promissory notes (collectively, the “Bridge Notes”) were previously issued, whereby bridge holders provided $14 million to be used for the operations of Allied Esports and WPT. Pursuant to the Acknowledgement Agreement, the bridge holders have agreed to defer repayment of the Bridge Notes to one year and two weeks following the closing of the Mergers (the “Closing,” and the maturity date of the Notes, the “Maturity Date”). In consideration of agreeing to the deferred repayment, the bridge holders will be paid an additional six months of interest (i.e., a total of 18 months interest) to the extent any bridge holder elects not to convert their Bridge Note to equity. The Company agreed to assume the debt under the Bridge Notes as part of the Mergers, and agreed that the debt will be secured by all the assets of the Company following the Closing. The Sponsor has also agreed that it will not make any further transfer of its initial shares, subject to certain exceptions, until the debt is repaid. The Bridge Notes are convertible at any time by a holder between the Closing and the Maturity Date, into shares that are freely tradable without restriction, at the lesser of $8.50 per share or the price at which shares are issued to Ourgame or its affiliates in connection with the Mergers.

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Each Bridge Note holder will receive a Warrant to purchase shares of BRAC Common Stock in an amount equal to the product of (i) 3,800,000 shares, multiplied by (ii) the investor’s investment amount, divided by (iii) $100,000,000. The Warrants will be subject to the exercise price and such other terms and conditions as determined by BRAC and Ourgame in the Merger; provided, however, the terms and conditions of the Warrant and the date of issuance of the Warrants shall be the same as the warrants to be issued to Ourgame, the Company and/or its affiliates in connection with the Merger.

If the investors in the bridge financing elect to convert their Bridge Notes into Company Common Stock, they would be entitled to receive additional shares of Company Common Stock (the “Earn-out Shares”) equal to the product of (i) 3,846,153 shares, multiplied by (ii) the investor’s investment amount, divided by (iii) $100,000,000, if at any time within five years after the closing date of the Merger, the last exchange-reported sale price of Company Common Stock trades at or above $13.00 for thirty (30) consecutive calendar days.

Cash Flows from Operating, Investing and Financing Activities

The tables below summarize cash flows for the six months ended June 30, 2019 and 2018, and the years ended December 31, 2018 and 2017.

	Six months ended June 30,		Year ended December 31,
In thousands	2019	2018	2018	2017
Net cash provided by (used in):
Operating activities	$(4,965)	$(9,989)	$(14,612)	$(10,759)
Investing activities	(2,219)	(20,252)	(23,072)	(6,133)
Financing activities	3,683	30,531	34,295	27,974

Net Cash Used in Operating Activities

Net cash used in operating activities primarily represents the results of operations exclusive of non-cash expenses, including depreciation, amortization, losses on disposal of assets, stock-based compensation and the impact of changes in operating assets and liabilities.

Net cash used in operating activities for the six months ended June 30, 2019 was approximately $5.0 million as compared to approximately $10.0 million for the six months ended June 30, 2018, a decrease of approximately $5.0 million. The primary driver for the decrease in cash used in operating activities was a decrease in the net loss to approximately $6.7 million for the six months ended June 30, 2019 from approximately $17.6 million in the comparable 2018 period. The reduction in loss was driven by increased sales, primarily from increased in-person revenues generated from AEII’s flagship Esports Arena Las Vegas as well as an increase in Truck revenue and events revenue and a reduction in impairment expenses of approximately 3.7 million. Changes in operating working capital items (excluding cash, debt and balances due to Parent) increased cash used in operations by $2.4 million and $1.2 million for the six months ended June 30, 2019, and 2018 respectively.

Net cash used in operating activities for the year ended December 31, 2018 was approximately $14.6 million as compared to approximately $10.8 million for the year ended December 31, 2017, an increase of approximately $3.8 million. The primary driver for the increase in cash used in operating activities was the increase in general and administrative expenses and selling and marketing expenses which together represent approximately $8.7 million increase and result primarily from the growth of the operations of AEII, which was formed in 2016 and experienced an increase in activity with the construction and completion of its Las Vegas arena in 2018.

Net Cash used in Investing Activities

Net cash used in investing activities primarily relates to the purchase of property and equipment.

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Net cash used in investing activities for the six months ended June 30, 2019 was approximately $2.2 million as compared to approximately $20.3 million for the six months ended June 30, 2018, a decrease of approximately $18.0 million. The primary driver for the decrease in cash used in investing activities was the construction and completion of AEII’s Las Vegas arena in 2018.

Net cash used in investing activities for the year ended December 31, 2018 was approximately $23.1 million as compared to approximately $6.1 million for the year ended December 31, 2017, an increase of approximately $17.0 million. The primary driver for the increase in cash used in investing activities was the construction and completion of AEII’s Las Vegas arena in 2018.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities primarily relates to the proceeds from cash infusions from Ourgame in the form of notes or intercompany payables and the issuance of Allied Esports’ line of credit and the issuance of convertible notes in 2019.

Net cash provided by financing activities for the six months ended June 30, 2019 was approximately $3.7 million as compared to approximately $30.5 million for the six months ended June 30, 2018, a net decrease of approximately $26.8 million. The primary driver for the decrease was a net decrease in cash infusions from Ourgame for the six months ended June 30, 2019 of $30.8 million as compared the comparable 2018 period offset by $4.0 million of convertible debt obtained in 2019. The cash infusions in the six months ended June 30, 2018 were primarily used for the construction and completion of AEII’s Las Vegas arena.

Net cash provided by financing activities for the year ended December 31, 2018 was approximately $34.3 million as compared to approximately $28.0 million for the year ended December 31, 2017, an increase of approximately $6.3 million. The primary driver for the increase was cash infusions of approximately $34.3 million from Ourgame in the year ended December 31, 2018 as compared to approximately $28.0 million in the comparable 2017 period. Proceeds of approximately $5.0 million from the issuance of an Allied Esports’ line of credit were received in 2018 and subsequently repaid in the same year.

Capital Expenditures

AEII will require continual investment to facilitate its growth plans. As a result of the reduced cash available after the closing of the Merger, we plan to pivot our business goals to focus on expanding and strengthening our strategic partnerships and developing other potential avenues of business, which we are in the process of finalizing. We will provide further updates in future filings as we update our business plans.

Debt Agreements

Line of Credit

In May 2018, Allied Esports entered into a $5,000,000 line of credit with a bank, bearing interest of 2.650% per annum with monthly payments of interest only. The line of credit is secured by a $5,000,000 certificate of deposit provided by Parent as collateral. All outstanding principal and accrued interest were due at maturity in May 2019. During the year ended December 31, 2018, Allied Esports paid an aggregate $55,178 of interest payments. In October 2018, the $5,000,000 line of credit was repaid by the Parent using its collateralized certificate of deposit resulting in an addition to the balances due to the Parent.

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Convertible Debt

See “Related Part Transactions – Second Bridge Financing” below.

Contractual Obligations

AEII/WPT enters into certain contractual obligations in the normal course of its business. The following table summarizes the known contractual commitments as of June 30, 2019:

(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Operating lease obligations	27,923	2,229	4,979	5,029	15,686
Total	$27,923	$2,229	$4,979	$5,029	$15,686

Off-Balance Sheet Arrangements

AEII/WPT does not engage in any off-balance sheet financing activities, nor does AEII/WPT have any interest in entities referred to as variable interest entities.

Customer Concentration

One customer accounted for 11% and 15% of AEII/WPT revenues for the six months ended June 30, 2019 and 2018, respectively.

During the six months ended June 30, 2019 and 2018, 11% and 15%, respectively, of AEII/WPT revenue was from customers in foreign countries.

During the year ended December 31, 2018, one customer accounted for 15% of total AEII/WPT revenue. No customer accounted for more than 10% of the AEII/WPT revenue in the year ended December 31, 2017.

During the years ended December 31, 2018 and 2017, 14% and 17%, of AEII/WPT revenue was from customers in foreign countries.

Seasonality

Historically, WPT’s results of operations have not been significantly affected by seasonality. AEII’s results of operations maybe affected by seasonality in the Las Vegas market where 1st and 4th quarters tend to be slightly lower than the rest of the year.

Quantitative and Qualitative Disclosures About Market Risk

AEII/WPT is exposed to market risks from foreign currency fluctuation. AEII/WPT has not entered into any derivative financial instrument transaction to manage or reduce market risk for speculative purposes. AEII/WPT has no significant exposure to interest rate or commodity price fluctuation. The combined financial statements are subject to subject to concentrations of credit risk consisting primarily of accounts receivable.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. AEII/WPT regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances.

AEII/WPT discusses its significant estimates used in the preparation of the financial statements in the notes accompanying the financial statements. Listed below are the accounting policies AEII/WPT believes are critical to its financial statements due to the degree of uncertainty regarding the estimates or assumptions involved.

Impairment of Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the year ended December 31, 2018 the Company recorded an aggregate of $1,005,292 for impairment charges related to deferred production costs and intangible assets, and recorded an impairment charge of $9,683,158 related to its investment in ESA. During the six months ended June 30, 2019 the Company recorded an impairment charge of $600,000 related to its investment in ESA.

Deferred Production Costs

Capitalized production costs represent the costs incurred to develop and produce the Company’s proprietary shows. These costs primarily consist of labor, equipment, production overhead costs and travel expenses. Capitalized production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. Production costs in an amount up to the amount of ultimate revenue expected to be earned from the related production are capitalized in accordance with FASB ASC Topic 926-20-50-2 “Other Assets – Film Costs” and are amortized over the expected revenue period using a ratio of revenue earned during the period to estimated ultimate revenues for the related production. Costs incurred in excess of expected ultimate revenue are expensed as incurred and included in Multiplatform costs in the accompanying combined statements of operations. Unamortized capitalized production costs are evaluated for impairment at each reporting period on a season-by-season basis. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that season, the unamortized capitalized production costs will be written down to fair value.

Due to the inherent uncertainties involved in making such estimates of revenues and expenses, these estimates are likely to differ to some extent from actual results. The Company’s management regularly reviews and revises when necessary its revenue and cost estimates, which may result in a change in the rate of amortization of film costs, participations and residuals and/or write-down of all or a portion of the unamortized deferred production costs to its estimated fair value.

Revenue Recognition

The Company recognizes revenue when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) fees are fixed or determinable, and (4) the collectability is reasonably assured.

For multiple element contracts, the Company allocates consideration to the multiple elements based on the relative selling price of each separate element which are determined using vendor specific objective evidence, third-party evidence or the Company’s best estimate in order to assign relative fair values.

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Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for private companies and emerging growth public companies for annual and interim periods beginning on or after December 15, 2018. Except for certain contracts related to the Company’s distribution and event revenue streams, the Company has completed its ASC 606 analysis and, to date, no material differences in revenue recognition policies have been identified, as compared to ASC 605.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for private companies and emerging growth public companies for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its combined financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for private companies and emerging growth public companies for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company adopted this guidance effective January 1, 2018, and the standard did not have a material impact on the Company’s combined financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2018. The Company will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The adoption of ASU 2016-15 is not expected to have a material impact on the Company’s combined financial statements or disclosures.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash.” This guidance standardizes the presentation of changes to restricted cash on the statement of cash flows by requiring that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amount generally described as restricted cash or restricted cash equivalents. The provisions of this standard are effective for annual reporting periods, and interim reporting periods contained therein, beginning after December 15, 2017, and early adoption is permitted. The Company adopted this guidance effective January 1, 2018 and applied it retrospectively. The adoption of ASU 2016-18 had a material impact to the combined statements of cash flows, as the Company had $8,020,909 in restricted cash at December 31. 2017.

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In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2018, and the standard did not have a material impact on the Company’s combined financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which simplifies accounting for share-based payment transactions resulting for acquiring goods and services from nonemployees. ASU 2018-07 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating ASU 2018-07 and its impact on its combined financial statements or disclosures.

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”). The amendments in ASU 2018-10 provide additional clarification and implementation guidance on certain aspects of the previously issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) and have the same effective and transition requirements as ASU 2016-02. Upon the effective date, ASU 2018-10 will supersede the current lease guidance in ASC Topic 840, Leases. Under the new guidance, lessees will be required to recognize for all leases, with the exception of short-term leases, a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis. Concurrently, lessees will be required to recognize a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2018-10 is effective for private companies and emerging growth public companies for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The guidance is required to be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative periods presented in the financial statements. The Company is currently assessing the impact this guidance will have on its combined financial statements.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement - Reporting Comprehensive Income – Overall (Topic 220-10), Debt - Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity – Overall (Topic 480-10), Compensation - Stock Compensation - Income Taxes (Topic 718-740), Business Combinations - Income Taxes (Topic 805-740), Derivatives and Hedging – Overall (Topic 815-10), and Fair Value Measurement – Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. The Company is currently evaluating and assessing the impact this guidance will have on its combined financial statements.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements,” (“ASU 2018-11”). The amendments in ASU 2018-11 related to transition relief on comparative reporting at adoption affect all entities with lease contracts that choose the additional transition method and separating components of a contract affect only lessors whose lease contracts qualify for the practical expedient. The amendments in ASU 2018-11 are effective for private companies and emerging growth public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently assessing the impact this guidance will have on its combined financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating ASU 2018-13 and its impact on its combined financial statements.

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Related Party Transactions

Amounts Due to Parent

As of December 31, 2018, amounts due to Parent consisted of payments of certain operating expenses, investing and financing activities made on behalf of AEII by the Parent. There is no stated interest rate or definitive repayment terms related to this liability.

Notes Payable to Parent

AEII had promissory notes payable to Parent. Borrowings on the notes are unsecured and bear interest at 6% per annum. The notes mature on December 31, 2021. During November and December of 2018, the amount due related to the notes of $37,372,522 and accrued interest payable of $2,150,487 were forgiven by the parent and recorded as a contribution to equity.

Bridge Financing

On October 11, 2018, the Parent issued a series of secured convertible promissory notes (the “Initial Notes”) whereby investors provided Parent with $10 million to be used for the operations of the Company. The Initial Notes were due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) upon conversion of the Notes into equity as part of the Merger (as defined below). As security for purchasing the Initial Notes, the investors received a security interest in Allied Esports’ assets (second to any liens held by the landlord of the Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT. The liens and pledge described above would terminate upon the closing of the Merger.

Second Bridge Financing

On May 15, 2019, Noble issued a series of secured convertible promissory notes (the “Additional Notes,” and together with the Initial Notes, the “Notes”) whereby investors provided Noble with $4 million to be used for the operations of AEII/WPT. Ms. Man Sha purchased a $1 million Additional Note, and is the wife of Mr. Ng Kwok Leung Frank, who will join as a director and CEO upon the closing of the Mergers. As part of the Additional Notes, the terms of the Initial Notes were amended such that the terms of the Additional Notes applied to the Initial Notes. The Notes accrue annual interest at 12%; provided that no interest is payable in the event the Notes are converted into BRAC Common Stock as described below. The Notes were due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) the date on which a demand for payment is made during the time period beginning on the Closing and ending on the date that is three (3) months after the Closing. If any Note is paid by AEM or BRAC, the investor will receive one year of interest. As security for purchasing the Notes, the investors received a security interest in Allied Esports’ assets (second to any liens held by the landlord of the Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT, and a guaranty of Ourgame and the Company. The debt is convertible into shares of BRAC Common Stock that are freely tradeable without restriction at $8.50 per share.

Additionally, on August 5, 2019, the Company entered into an amendment and acknowledgement agreement (the “Acknowledgement Agreement”) pursuant to which Allied Esports and WPT amended the terms the Notes. Pursuant to the Acknowledgement Agreement, the bridge holders have agreed to defer repayment of the Notes to one year and two weeks following the closing of the Mergers (the “Closing,” and the maturity date of the Notes, the “Maturity Date”). In consideration of agreeing to the deferred repayment, the bridge holders will be paid an additional six months of interest (i.e., a total of 18 months interest) to the extent any bridge holder elects not to convert their Note to equity. The Company agreed to assume the debt under the Notes as part of the Mergers, and agreed that the debt will be secured by all the assets of the Company following the Closing. The Sponsor has also agreed that it will not make any further transfer of its initial shares, subject to certain exceptions, until the debt is repaid. The Notes are convertible at any time by a holder between the Closing and the Maturity Date, into shares that are freely tradable without restriction, at the lesser of $8.50 per share or the price at which shares are issued to Ourgame or its affiliates in connection with the Mergers.

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Each investor received a warrant to purchase shares of BRAC Common Stock in an amount equal to the product of (i) 3,800,000 shares, multiplied by (ii) the investor’s investment amount, divided by (iii) $100,000,000 The terms and conditions of the warrants and the date of issuance of the warrants were the same as the warrants issued to Ourgame, the Company and/or its affiliates in connection with the Mergers.

If the Note holders elect to convert their notes into Company common stock, they would be entitled to receive additional shares of Company Common Stock (the “Earn-out Shares”) equal to the product of (i) 3,846,153 shares, multiplied by (ii) the investor’s investment amount, divided by (iii) $100,000,000, if, at any time within five years after the closing date of Merger, the last exchange-reported sale price of BRAC Common Stock trades at or above $13.00 for thirty (30) consecutive calendar days.

Stock Options

In 2015, the Parent issued options to purchase common stock of the Parent to certain employees and a consultant of WPT, and the years ended December 31, 2018 and 2017, the Company recorded $(766,417), and $483,371, respectively, of stock-based compensation which is reflected in general and administrative expenses in the combined statements of operations. As of December 31, 2018, there was $5,877 of unamortized stock-based compensation expense, which would be recognized over a remaining period of 0.5 years.

Employees

As of July 31, 2019, the Company (including Allied Epsorts and WPT) had 96 full-time employees. The Company considers its employee relations to be satisfactory.

Properties

The Company’s main offices are located at 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, with WPT. Allied Esports currently maintains its principal executive offices at 4000 MacArthur Blvd. East Tower, Suite 600, Newport Beach, CA 92660, renting space on a month-to-month basis. Certain employees of the Company utilize the Sponsor’s offices located at 110 North 5th Street, Suite 410, Minneapolis, MN 55403. The Company considers the current office spaces, combined with the other office space otherwise available to its executive officers, adequate for current operations.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Closing regarding the beneficial ownership of the Company’s common stock by:

•	Each person known to be the beneficial owner of more than 5% of the Company’s outstanding common stock;
•	Each director and executive officer of the Company; and
•	All executive officers and directors as a group.

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Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares (2)	Percent
Black Ridge Oil & Gas, Inc. (3)	3,190,500	13.5%
Primo Vital Limite (4)	15,112,163	57.6%
Kenneth DeCubellis(5)	3,190,500	13.8%
Lyle Berman(6)	455,688	2.0%
Bradley Berman(7)	–	–
Benjamin S. Oehler(7)	–	–
Joseph Lahti(7)	–	–
Frank Ng(8)	432,219	1.9%
Eric Yang(9)	15,388,646	66.5%
Adam Pliska(10)	1,115,487	4.8%
Maya Rogers	–	–
Dr. Kan Hee Anthony Tyen	–	–
Ho min Kim	–	–
All directors and executive officers, as a group (11 individuals)	20,575,516	76.1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614
(2)	The percentage of beneficial ownership on the record date is calculated based on 23,088,701 outstanding shares of common stock as of such date, but does not reflect any shares of common stock issuable upon exercise of warrants that are not exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)	These shares represent the 3,450,000 founder shares and 445,000 shares purchased in a private placement simultaneous with our initial public offering, less 600,000 shares that will be transferred Primo Vital Limited upon consummation of the Mergers, less 732,000 shares transferred to Subscribers as part of the Merger plus 66,000 shares issued upon conversion of convertible notes. Includes 505,000 warrants exercisable within 60 days of August 9, 2019. The address of Black Ridge Oil & Gas, Inc. is 110 North 5th Street, Suite 410, Minneapolis, Minnesota 55403
(4)

Includes warrants to purchase 3,125,640 shares of common stock pursuant to the merger exercisable within 60 days of August 9, 2019.  Of the 3,125,640 warrants issued in the merger, 324,665 warrants are currently being held in escrow and are subject to forfeiture during the one-year period following the merger to satisfy claims arising as a result of AEM's breach of any of its representations and warranties or covenants in the merger agreement.

(5)	Mr. DeCubellis does not beneficially own any shares of our common stock. Represents shares held by Black Ridge Oil & Gas, Inc., of which Mr. DeCubellis, as chief executive officer, exercises voting and dispositive power over such shares. Mr. DeCubellis has a pecuniary interest in shares of our common stock through his ownership of common stock in Black Ridge Oil and Gas, Inc. Mr. DeCubellis disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest.
(6)	Represents (i) 292,000 shares purchased to fulfill obligation under purchase commitments, (ii) 43,689 shares issued as consideration for fulfilling purchase commitments by the Company as consideration in the Mergers and (iii) 120,000 shares transferred from Black Ridge Oil & Gas, Inc. as consideration for fulfilling purchase commitments in the Mergers. This calculation does not include shares for which Mr. Lyle Berman has a pecuniary interest in through his ownership of common stock in Black Ridge Oil and Gas, Inc.
(7)	Mr. Bradley Berman, Mr. Ben Oehler and Mr. Joseph Lahti do not beneficially own any shares of our common stock. However, they have a pecuniary interest in shares of our common stock through their ownership of common stock and /or options to purchase common stock of Black Ridge Oil and Gas, Inc.

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(8)	Represents (i) 208,339 shares to be issued directly to Mr. Ng as consideration in the Mergers and (ii) 38,000 warrants to purchase common stock, and 117,647 shares will be issuable to Ms. Man Sha, the wife of Mr. Ng, upon conversion of the $1 million promissory note issued to Ms. Man Sha on or about May 17, 2019. Includes warrants to purchase 68,233 shares of common stock pursuant to the merger exercisable within 60 days of August 9, 2019. Of the 68,233 warrants issued in the merger, 6,823 warrants are currently being held in escrow and are subject to forfeiture during the one-year period following the merger to satisfy claims arising as a result of AEM's breach of any of its representations and warranties or covenants in the merger agreement.
(9)	Represents 208,272 shares to be issued directly to Mr. Yang as consideration in the Mergers and 11,986,523 shares to be issued as consideration in the Mergers to Primo Vital Limited, a 100% owned subsidiary of Ourgame International Holdings Ltd., of which Mr. Yang, as director and co-chief executive officer, exercises voting and dispositive power over such shares. Includes warrants to purchase 68,211 shares of common stock pursuant to the merger exercisable within 60 days of August 9, 2019. Of the 68,211 warrants issued in the merger, 6,821 warrants are currently being held in escrow and are subject to forfeiture during the one-year period following the merger to satisfy claims arising as a result of AEM's breach of any of its representations and warranties or covenants in the merger agreement.
(10)

These shares represent the 469,113 shares to be issued directly to Mr. Pliska as consideration in the Mergers as follows: (i) 303,508 shares for profit participation payment converted into equity, (ii) 144,158 shares for WPT-related performance bonus converted to equity, and (iii) 21,447 shares issued for directors services to AEM. An additional 388,703 shares and 7,024 warrants were issued as consideration in the Mergers to Mr. Pliska for Trisara Ventures, LLC finder services, an entity of which Mr. Pliska owns 99% of the equity and is the sole executive officer, and which exercises voting and dispositive power over such shares. The above warrants issued on account of the finder services fee are exercisable within 60 days of August 9, 2019. Of the 102,024 warrants issued in the merger, 10,202 warrants are currently being held in escrow and are subject to forfeiture during the one-year period following the merger to satisfy claims arising as a result of AEM's breach of any of its representations and warranties or covenants in the merger agreement.

38,000 warrants to purchase common stock, and 117,647 shares will be issuable to the Lipscomb/Visoli Children’s Trust, of which Mr. Pliska is trustee, if the trust elects to convert the $1 million promissory note issued to such trust on or about May 17, 2019. Mr. Pliska disclaims any pecuniary interest in such shares and warrants.

Directors and Executive Officers

The Company’s directors and executive officers upon the Closing are described in the Proxy Statement in the section entitled “The Director Election Proposal” beginning on page 100 and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of Black Ridge’s and Allied Esports’ and WPT’s executive officers and directors is described in the Proxy Statement in the section entitled “The Director Election Proposal - Executive Compensation” beginning on page 112 and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Black Ridge, Allied Esports and WPT are described in the Proxy Statement in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 159 and are incorporated herein by reference.

Legal Proceedings

There are no material legal proceedings against the Company.

Market Price of Common Stock and Warrants

Prior to Closing, Black Ridge’s common stock and warrants was traded on The Nasdaq Capital Market under the symbols BRAC and BRACW, respectively. The Company’s common stock and warrants began trading on the Nasdaq Capital Market under the symbols “AESE” and “AESEW,” respectively, on August 12, 2019, subject to ongoing review of the Company’s satisfaction of all listing criteria post-business combination, in lieu of the common stock and warrants of Black Ridge. The following table sets forth the high and low sales prices for our common stock and warrants for the periods indicated since the common and warrants began separate public trading on October 25, 2017.

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The closing price of our common stock warrants on December 18, 2018, the last trading day before announcement of the execution of the Agreement, was $10.50, $9.98, $0.38, and $0.22, respectively. As of the record date, the closing price of each unit, share of common stock, right, and warrant was $10.7993, $10.33, $0.30, and $0.24, respectively.

The table below sets forth, for the calendar quarter indicated, the high and low bid prices of our units, common stock, rights, and warrants as reported on the Nasdaq Capital Market for the period from October 5, 2017 through August 12, 2019.

	Common Stock		Warrants
	Low	High	Low	High
Fiscal 2019
Third Quarter through August 12, 2019
Second Quarter	10.20	10.35	0.214	0.35
First Quarter	9.97	10.23	0.173	0.45
Fiscal 2018
Fourth Quarter	9.52	12.11	0.17	0.45
Third Quarter	9.58	9.88	0.320	0.52
Second Quarter	9.69	9.80	0.28	0.45
First Quarter	9.58	9.72	0.196	0.43

Holders of common stock and warrants should obtain current market quotations for their securities. The market price of our securities could vary at any time before the transactions.

Securities Authorized for Issuance Under Equity Compensation Plans

Reference is made to the disclosure described in the Proxy Statement in the section entitled “The Incentive Plan Proposal” beginning on page 119, which is incorporated herein by reference.

Description of Securities

General

As of the date of this Report, the Company is authorized to issue 65,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this Report, 23,088,700 shares of common stock are outstanding. No shares of preferred stock are currently outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated certificate of incorporation, bylaws and the form of warrant agreement, which are filed as exhibits to this Report, and to the applicable provisions of Delaware law.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.

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Preferred Stock

There are no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after September 9, 2019 until expiration. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption (excluding certain warrants), in whole and not in part, at a price of $0.01 per warrant.

•	at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

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If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants are in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants (including the private warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Under the terms of the warrant agreement, we have agreed to use our best efforts to have declared effective a prospectus relating to the shares of common stock issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and we will not be required to net cash settle or cash settle the warrant exercise.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

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Our Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for our securities and rights agent for our rights and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street Plaza, New York, New York 10004.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report concerning the issuance of the Company’s common stock and warrants in connection with the Transactions, which is incorporated herein by reference.

Indemnification of Directors and Officers

The Company’s amended and restated certificate of incorporation contains provisions eliminating the personal liability of directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of the Company’s amended and restated certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in the Company’s amended and restated certificate of incorporation, the Company’s stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, the Company’s stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit the Company.

In addition, the Company’s amended and restated certificate of incorporation and bylaws provide that the Company will indemnify and advance expenses to, and hold harmless, each of the Company’s directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in the Company’s amended and restated certificate of incorporation and bylaws, the Company will be required under the Company’s amended and restated certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Company’s board of directors.

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Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial statements and supplementary data of the Company, AEM and WPT.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of the Company, AEM and WPT.

Item 2.02	Results of Operations and Financial Condition.

Certain annual and quarterly financial information regarding Allied Esports and WPT was included in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allied Esports and WPT” beginning on page 142, which is incorporated herein by reference. The disclosure contained in Item 2.01 of this Report is also incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, the Company issued to the former owners of Allied Esports and WPT (i) an aggregate of 11,602,754 shares of common stock and (ii) five-year warrants to purchase an aggregate of 3,800,003 shares of common stock at a price per share of $11.50. Additionally, the former owners of Allied Esports and WPT will be entitled to receive their pro rata portion of an aggregate of an additional 3,846,153 shares of common stock if the last sales price of the Company’s common stock reported on the Nasdaq Capital Market equals or exceeds $13.00 per share (as adjusted for stock splits, dividends, and the like) for 30 consecutive trading days at any time during the five-year period after the consummation of the Mergers.

Furthermore in connection with the Merger Agreement, at the Closing, the Company also issued the following shares of its common stock: (i) 744,422 shares to management of WPT in satisfaction of profit participation agreements; (ii) 144,158 shares for prior bonus amounts owed to Adam Pliska, the President of the Company post-Closing and the CEO of WPT; (iii) 197,268 shares to finders (one of whom is Adam Pliska, who received 98,634 of such shares), and (iv) 1,842,831 shares to Primo Vital Limited in cancellation of $12,144,260 of debt owed by Allied Esports and WPT.

The Company issued the foregoing securities pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company, Allied Esports and WPT.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure described in the Proxy Statement in the section entitled “The Merger Proposal” beginning on page 56 and “The Agreement” beginning on page 77, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Report.

After giving effect to the Transactions, there are currently outstanding 23,088,700 shares of common stock of the Company. Together, the former owners of Allied Esports and WPT hold 52% of the outstanding shares of common stock of the Company.

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of the Closing, the following people were appointed as directors of the Company:

Class A Directors: Ken DeCubellis, Lyle Berman, and Benjamin Oehler;

Class B Directors: Dr. Kan Hee Anthony Tyen , Ho min Kim, Bradley Berman and Joseph Lahti; and

Class C Directors: Frank Ng, Eric Yang, Adam Pliska, and Maya Rogers;

Effective as of the Closing, the executive officers of the Company are Frank Ng, Chief Executive Officer, Adam Pliska, President, Ken DeCubellis, Chief Financial Officer, and David Moon, Chief Operating Officer.

Reference is also made to the disclosure described in the Proxy Statement in the section entitled “The Director Election Proposal” beginning on page 100 for biographical information about each of the directors and officers following the Mergers, which is incorporated herein by reference.

Reference is made to the Proxy Statement section entitled “Certain Relationships and Related Person Transactions” beginning on page 159 for a description of certain transactions between the Company and certain of its directors and officers, which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

As a result of the Transactions, Black Ridge amended its amended and restated certificate of incorporation to (i) change the name of Black Ridge from “Black Ridge Acquisition Corp.” to “Allied Esports Entertainment, Inc.”; (ii) increase the number of authorized shares of common stock from 35,000,000 shares to 65,000,000 shares; and (iii) remove provisions that will no longer be applicable to the Company after the Mergers. Reference is made to the disclosure described in the Proxy Statement in the section entitled “The Charter Proposals” on page 97, which is incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Mergers, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement in the sections entitled “The Merger Proposal” beginning on page 56 and “The Agreement” beginning on page 77, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Report.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On August 9, 2019, Black Ridge held the Special Meeting. At the Special Meeting, Black Ridge’s stockholders considered the following proposals:

1.                   A proposal to adopt the Merger Agreement and to approve the Mergers contemplated by such agreement, including the issuance of the merger consideration thereunder. The following is a tabulation of the votes with respect to this proposal, which was approved by Black Ridge’s stockholders:

For	Against	Abstain	Broker Non-Votes
13,368,693	2,151,300	201,682	0

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Prior to the Special Meeting, holders of 12,261,851 shares of Black Ridge common stock sold in its initial public offering exercised their rights to convert those shares to cash at a conversion price of approximately $10.29 per share, or an aggregate of approximately $126.2 million.

2.                   Proposals to approve the following amendments to Black Ridge’s amended and restated certificate of incorporation, effective following the Mergers:

(i)                  The name of Company is now “Allied Esports Entertainment, Inc.” as opposed to “Black Ridge Acquisition Corp.” The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders:

For	Against	Abstain	Broker Non-Votes
13,814,314	1,705,679	201,682	0

(ii)                The Company will have 65,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock, as opposed to the Company having 35,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock. The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders:

For	Against	Abstain	Broker Non-Votes
13,813,718	1,706,213	201,744	0

(iii)              The Company’s certificate of incorporation will not include the various provisions applicable only to special purpose acquisition corporations. The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders:

For	Against	Abstain	Broker Non-Votes
13,368,657	1,705,679	647,339	0

3.                   A proposal to elect 11 directors who, upon the consummation of the Mergers, are directors of the Company, in the classes set forth below. The following is a tabulation of the votes with respect to each director elected at the Meeting:

Director	For	Withheld	Broker Non-Vote
Class A
Ken DeCubellis	14,540,576	979,277	201,822
Lyle Berman	13,912,696	1,607,157	201,822
Benjamin Oehler	14,540,576	979,277	201,822
Class B
Dr. Kan Hee Anthony Tyen	13,912,495	1,607,358	201,822
Ho min Kim	13,912,495	1,607,358	201,822
Bradley Berman	14,540,274	979,579	201,822
Joseph Lahti	14,540,576	979,277	201,822
Class C
Frank Ng	13,912,495	1,607,358	201,822
Eric Yang	13,912,495	1,607,358	201,822
Adam Pliska	13,912,495	1,607,358	201,822
Maya Rogers	13,913,000	1,606,853	201,822

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4.                   The Company’s 2019 Long-Term Incentive Equity Plan was approved by the Company’s stockholders. The following is a tabulation of the votes with respect to this proposal:

For	Against	Abstain	Broker Non-Vote
13,441,213	1,607,690	647,761

Because the proposal to adopt the Merger Agreement and to approve the business combination contemplated by the Merger Agreement was approved, the proposal to adjourn the Meeting to a later date or dates, if necessary, was not presented at the Meeting.

Item 8.01.	Other Events.

On August 12, 2019, the parties issued a joint press release announcing the completion of the Mergers, a copy of which is furnished as Exhibit 99.5 hereto.

The information set forth in this Item 8.01, including the text of the press releases attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

Item 9.01.	Financial Statement and Exhibits.

(a)-(b) Financial Statements.

(a)	Financial Statements of Business Acquired

The audited combined balance sheets of AEII and WPT as of and for the years ended December 31, 2018 and 2017, the related combined statements of operations and comprehensive loss, combined statements of changes in Parent’s net investment and combined statements of cash flows for the years then ended, and the related notes to the financial statements, are filed as Exhibit 99.1 and incorporated herein by reference. The unaudited combined balance sheet of AEII and WPT as of June 30, 2019 and the unaudited combined statements of operations and comprehensive loss, condensed combined statements of changes in parent’s net investment, and condensed combined statements of cash flows for the periods ended June 30, 2019 and 2018 and the notes related thereto, are filed as Exhibit 99.2 and incorporated herein by this reference. Selected historical financial information of AEII and WPT is filed as Exhibit 99.4, and incorporated herein by this reference.

(b)	Pro Forma Financial Information

The unaudited pro forma financial information of the Company for the six months ended June 30, 2019 and for the year ended December 31, 2018, is filed as Exhibit 99.3 and incorporated herein by reference.

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(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated December 19, 2018 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed December 19, 2018)
2.2	Amendment to Agreement and Plan of Reorganization dated August 5, 2019 (filed herewith).
2.3	Agreement of Merger dated August 9, 2019 between Noble Link Global Limited and Allied Esports Media, Inc (filed herewith).
2.4	Plan of Merger dated August 9, 2019 between Noble Link Global Limited and Allied Esports Media, Inc. (filed herewith)
3.1	Second Amended and Restated Certificate of Incorporation (filed herewith).
3.3	By-laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1/A filed September 22, 2017)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-1/A filed September 22, 2017)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-1/A filed September 22, 2017)
4.3	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Form S-1/A filed September 22, 2017)
4.4	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 to the Registrant’s Form S-1/A filed September 22, 2017)
10.1	Form of Letter Agreement from each of the Registrant’s sponsor, officers and directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1/A filed September 22, 2017)
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1/A filed September 22, 2017).
10.3	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1/A filed September 22, 2017).
10.4	Form of Promissory Note issued to Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1/A filed September 22, 2017).
10.5	Form of Registration Rights Agreement among the Registrant and Black Ridge Oil & Gas, Inc. (incorporated by reference to Exhibit 10.5 to the Registrant’s Form S-1/A filed September 22, 2017)
10.6	Form of Subscription Agreement for private units (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1/A filed September 22, 2017).
10.7	Form of Administrative Services Agreement (incorporated by reference to Exhibit 10.7 to the Registrant’s Form S-1/A filed September 22, 2017).
10.8	Form of Share Purchase Agreement (incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K filed July 17, 2019)
10.9	Share Purchase Agreement dated August 5, 2019 among Registrant, Simon Equity Development, LLC, Black Ridge Oil & Gas, Inc., and Allied Esports Media, Inc. (filed herewith)
10.10	Share Purchase Agreement dated August 5 2019, between TV AZTECA, S.A.B. DE C.V. and Registrant (filed herewith)
10.11	Pala Interactive LLC - Amended and Restated Services and Licensing Agreement (filed herewith)
10.12	Pala Interactive Software Development Agreement (filed herewith)
10.13	Pala Interactive Amendment 1 to Software Development Agreement (filed herewith)
10.14	Pala Interactive Amendment 2 to Software Development Agreement (filed herewith)
10.15	Pala Interactive Amendment 3 to Software Development Agreement (filed herewith)
10.16	Pala Interactive Amendment 4 to Software Development Agreement (filed herewith)
10.17	Pala Interactive - Amendment 5 to Software Development Agreement (filed herewith)
10.18	Pala Interactive Amendment 6 to Software Development Agreement (filed herewith)
10.19	Zynga Joint Content License Agreement (filed herewith)
10.20	National Sports Programming (Fox & FSN) Program Production and Televising Agreement (filed herewith)
10.21	National Sports Programming (Fox & FSN) Agreement (WPT Seasons 12-14 and SHR Seasons 1-3) (filed herewith)
10.22	National Sports Programming (Fox FSN) - Network Agreement (WPT S15-19 plus TBD Programming) (filed herewith)
10.23	National Sports Programming (Fox FSN) - Amendment to Agreement (filed herewith)
10.24	National Sports Programming (Fox FSN) - Amendment to Agreement (TBD Episodes) (filed herewith)
10.25	National Sports Programming (Fox FSN) - Amendment to Agreement (Corporate Restructure) (filed herewith)
10.26	National Sports Programming (Fox FSN) - Exclusivity Amendment (filed herewith)
10.27	National Sports Programming (Fox FSN) - Tubi TV Exclusivity Amendment (filed herewith)
10.28	World Poker Tour Wilshire Courtyard Lease (filed herewith)
10.29	First Amendment to World Poker Tour Wilshire Courtyard Lease (filed herewith)
10.30	Second Amendment to World Poker Tour Wilshire Courtyard Lease (filed herewith)
10.31	Third Amendment to World Poker Tour Wilshire Courtyard Lease (filed herewith)
10.32	Allied Esports Media- Quintana Office Property LLC Lease (filed herewith)
10.33	First Amendment to Allied Esports Media- Quintana Office Property LLC Lease (filed herewith)
10.34	Event Sponsorship Agreement between Newegg Inc. and Allied Esports International, Inc. (filed herewith)
10.35	Kingston Technology Company - Allied Esports International Event Sponsorship Agreement (filed herewith)
10.36	Ramparts, Inc.-Allied Esports International Lease (filed herewith)
10.37	First Amendment to Ramparts, Inc. - Allied Esports International Lease (filed herewith)
10.38	Second Amendment to Ramparts Inc. -Allied Esports International Inc. Lease (filed herewith)
10.39	Convertible Note Purchase Agreement dated October 11, 2018 (filed herewith)
10.40	Share Pledge Agreement dated October 11, 2018 (filed herewith)
10.41	Security Agreement dated October 11, 2018 (filed herewith)
10.42	Form of Convertible Promissory Note dated October 11, 2018 (filed herewith)
10.43	Convertible Note Purchase Agreement dated May 17, 2019(filed herewith)
10.44	Share Pledge Agreement dated May 17, 2019 (filed herewith)
10.45	Security Agreement dated May 17, 2019 (filed herewith)
10.46	Form of Convertible Promissory Note dated May 17, 2019 (filed herewith)
10.47	Guaranty (assigned to Registrant) (filed herewith)
10.48	Amendment and Acknowledgement Agreement dated August 5, 2019 (filed herewith)
10.49	Pliska Employment Agreement dated January 24, 2018 (filed herewith)
10.50	Pliska Employment Agreement Amendment dated June 1, 2018 (filed herewith)
10.51	Pliska Employment Agreement Amendment dated December 19, 2018 (filed herewith)
10.52	Pliska- Trisara Restricted Share Issuance Agreement (filed herewith)
21.1	Subsidiaries of Registrant (filed herewith)
99.1	Audited Combined Financial Statements of AEII and WPT for the years ended December 31, 2018 and 2017 (filed herewith)
99.2	Unaudited combined balance sheet of AEII and WPT as of June 30, 2019 and the unaudited combined statements of operations and comprehensive loss, condensed combined statements of changes in parent’s net investment, and condensed combined statements of cash flows for the periods ended June 30, 2019 and 2018 and the notes related thereto (filed herewith)
99.3	Unaudited pro forma condensed consolidated combined statements of operations of the Company for the six months ended June 30, 2019 and for the year ended December 31, 2018 (filed herewith)
99.4	Selected Historical Information (filed herewith)
99.5	Press Release issued August 12, 2019 (filed herewith)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2019

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Ng Kwok Leung Frank
Ng Kwok Leung Frank Chief Executive Officer

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